Exhibit 10.2

COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

THE COGNIZANT TECHNOLOGY SOLUTIONS EXECUTIVE PENSION PLAN

This document is drafted with the intent that it comply with IRC 409A and regulations promulgated thereunder. Until the IRS issues further guidance, this document should be considered a draft subject to future change.

Charon Planning has provided you this specimen document strictly in its capacity as an employee benefits consulting firm and plan recordkeeper. Charon Planning does NOT provide legal, tax or accounting consultation or advice. It is Charon Planning’s recommendation that you seek appropriately specialized professional consultation regarding the information and/or material contained herein.

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COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

THE COGNIZANT TECHNOLOGY SOLUTIONS EXECUTIVE PENSION PLAN

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	Article 6 - Distributions
6.1	Distribution Election	5
6.2	Payment Options	5
6.3	Changes to Distribution Elections	6
6.4	Commencement of Payment upon Death, Disability or Termination	6
6.5	Distributions to Specified Employee	6
6.6	Minimum Distribution	7
6.7	Unforeseeable Emergency	7

	Article 7 - Beneficiaries

7.1	Beneficiaries	7
7.2	Lost Beneficiary	8

	Article 8 - Funding

8.1	Prohibition Against Funding	8
8.2	Deposits in Trust	8
8.3	Indemnification of Trustee	8

	Article 9 - Claims Administration

9.1	General	9
9.2	Claims Procedure	9
9.3	Right of Appeal	9
9.4	Review of Appeal	9
9.5	Designation	10

	Article 10 - General Provisions

10.1	Administrator	10
10.2	No Assignment	10
10.3	No Employment Rights	11
10.4	Incompetence	11
10.5	Identity	11
10.6	Other Benefits	11
10.7	No Liability	11
10.8	Expenses	12
10.9	Insolvency	12
10.10	Plan Amendment	12
10.11	Plan Termination	12
10.12	Change in Control	13
10.13	Employer Determinations	13

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10.14	Construction	13
10.15	Governing Law	14
10.16	Severability	14
10.17	Headings	14
10.18	Terms	14

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COGNIZANT TECHNOLOGY SOLUTIONS CORPORATION

THE COGNIZANT TECHNOLOGY SOLUTIONS EXECUTIVE PENSION PLAN

Cognizant Technology Solutions Corporation, a Delaware corporation, and its affiliates and subsidiaries (the “Employer”), hereby adopts The Cognizant Technology Solutions Corporation Executive Pension Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees. This plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA). It is intended to comply with Internal Revenue Code Section 409A. This Plan is effective August 5, 2005.

Article 1 - Definitions

1.1 Account.

The bookkeeping account established for each Participant as provided in section 5. hereof.

1.2 Administrator.

An administrative committee appointed by the Board of Directors. Administrator shall serve as the agent for the Employer with respect to the Trust.

1.3 Board.

The Board of Directors of the Employer.

1.4 Code.

The Internal Revenue Code of 1986, as amended.

1.5 Disability.

A Participant shall be considered disabled if:

(a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for continuous period of not less than 12 months, or

(b) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer.

1.6 Effective Date.

August 5, 2005.

1.7 Eligible Employee.

An Employee shall be considered an Eligible Employee if such Employee is designated as an Eligible Employee by the Administrator.

1.8 Employee.

Any person employed by the Employer.

1.9 Employer Discretionary Contribution.

A discretionary contribution made by the Employer to the Trust and that is credited to one or more Participant’s Accounts in accordance with the terms of Section 3.1 hereof.

1.10 Investment Fund or Funds.

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.11 Participant.

An Eligible Employee who is a Participant as provided in Article 2.

1.12 Plan Year.

For the initial Plan Year, Effective Date through December 31, 2005. For each year thereafter, January 1 through December 31.

1.13 Retirement.

Retirement means a Participant has terminated service from the employ of the Employer subsequent to Participant’s attainment of fifty-five (55) years of age.

1.14 Trust.

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.15 Trustee.

Investors Bank and Trust Company or such other successor that shall become trustee pursuant to the terms of the Plan.

Article 2 - Participation

2.1 Commencement of Participation.

Each Eligible Employee shall become a Participant the date on which an Employer Contribution is first credited to his or her Account.

Article 3 - Contributions

3.1 Employer Discretionary Contributions.

The Employer reserves the right to make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer.

3.2 Time of Contributions.

Employer Discretionary Contributions shall be transferred to the Trust at such time as the Employer shall determine. The Employer shall also transmit at that time any necessary instructions regarding the allocation of such amounts among the Accounts of Participants.

3.3 Form of Contributions.

All Employer Discretionary Contributions to the Trust shall be made in the form of cash or cash equivalents of US currency.

Article 4 - Vesting

4.1 Vesting of Employer Discretionary Contributions.

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made.

Upon the death or Disability of a Participant, all Employer Discretionary Contributions shall become immediately vested.

Upon the Retirement of a Participant, the Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer determined at the time the Employer Discretionary Contribution was made. Upon Retirement of a Participant, the Employer may modify such vesting schedule at their discretion.

Upon the termination of a Participant, the Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer determined at the time the Employer Discretionary Contribution was made. Upon termination of a Participant, the Employer may modify such vesting schedule at their discretion.

Article 5 - Accounts

5.1 Accounts.

The Administrator shall establish and maintain a bookkeeping account in the name of each Participant. The Administrator shall also establish subaccounts, as provided in subsection (a) and (b), below, as elected by the Participant pursuant to Article 3. A Participant may have a maximum often (10) subaccounts at any time.

(a) A Participant may establish a Retirement Account by designating in such Participant’s election. Each Participant’s Retirement Account shall be credited with Employer Discretionary Contributions (as specified in the Participant’s election form) and the Participant’s allocable share of any earnings or losses on the foregoing. Each Participant’s Account shall be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law. Distributions from a Retirement Account to a Specified Employee, as defined in Section 6.5, shall be subject to the requirements of Section 6.5.

(b) A Participant may elect to establish one or more In-Service Accounts by designating in such Participant’s election the year in which payment shall be made at the time the account is initially established. The minimum initial deferral period for an In-Service Account shall be five (5) years. Each Participant’s In-Service Account shall be credited with Employer Discretionary Contributions (as specified in the Participant’s election form), and the Participant’s allocable share of any deemed earnings or losses on the foregoing. Each Participant’s In-Service Account shall be reduced by any distributions made plus any federal and state tax withholding and any social security withholding tax as may be required by law.

5.2 Investments, Gains and Losses.

(a) Trust assets shall be invested in the discretion of the Trustee. The Trustee may consider any investment suggestions received by the Employer or by a Participant with respect to his or her own Account.

(b) The Administrator shall adjust the amounts credited to each Participant’s Account to reflect Employer Discretionary Contributions, investment experience, distributions and any other appropriate adjustments. Such adjustments shall be made as frequently as is administratively feasible.

(c) A Participant may direct that his or her Retirement Account and or In-Service Account( s) established pursuant to Section 5.1 may be valued as if they were invested in one or more Investment Funds up to a maximum of fifteen (15) funds in multiples of one percent (1%) of the balance in an Account. A Participant may change his or her selection of Investment Funds no more than six (6) times each Plan Year. An election shall be effective as soon as administratively feasible following the date of the change as indicated in writing by the Participant.

Article 6 - Distributions

6.1 Distribution Election.

Each Participant shall designate on his or her initial election form the form and timing of his or her distribution by indicating the type of account as described under Section 5.1, and by designating the manner in which payments shall be made from the choices available under Section 6.2 hereof.

6.2 Payment Options.

(a) Retirement Account payouts shall commence as soon as administratively feasible immediately after the Participant’s Retirement and are payable in either a lump-sum payment or in substantially equal annual installments over a period of up to ten (10) years as elected by Participant on a form provided by the Administrator.

(b) In-Service Account payouts shall begin as soon as administratively feasible following January 1 of the calendar year designated by the Participant, on a properly submitted election form, and are payable in either a lump-sum payment or substantially equal annual installments over a period of five (5) years as elected by Participant on a form a provided by the Administrator.

(c) The amount of the substantially equal payments described in subsections (a) and (b) above shall be determined by multiplying the Participant’s Retirement or In-Service Account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1). The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Retirement or In-Service Account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (I).

(d) If a Participant has an In-Service Account(s) at the time of his or her Retirement, said Account(s) shall be transferred to his or her Retirement Account and paid out according to subsection (a) above.

6.3 Changes to Distribution Elections.

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, disability or an unforeseeable emergency) must result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election.

6.4 Commencement of Payment upon Death, Disability or Termination.

(a) Upon the death of a Participant, all amounts credited to his or her Account(s) shall be paid, as soon as administratively feasible, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

(b) Upon the Disability of a Participant, all amounts credited to his or her Account(s) shall be paid to the Participant in a lump-sum payment, as soon as administratively feasible.

(c) Upon the termination of employment of a Participant, all vested amounts credited to his or her Account(s) shall be paid to the Participant in a lump-sum payment, as soon as administratively feasible subject to Section 6.5 below.

6.5 Distributions to Specified Employee.

(a) If any employee is a “Specified Employee,” as defined in subsection (b) below, upon a termination of employment for any reason other than Disability or death, a distribution may not be made before the date which is six (6) months after the date of separation from service (or, if earlier, the date of death of the employee).

(b) A “Specified Employee” means a key employee (as defined in Code Section 416(i) without regard to paragraph (5) thereof) of a corporation any stock in which is publicly traded on an established securities market or otherwise.

6.6 Minimum Distribution.

Notwithstanding any provision to the contrary, and subject to Section 6.5 above, if the balance of a Participant’s Account at the time of a termination due to Retirement is $10,000 or less, then the Participant shall be paid his or her benefits as a single lump sum as soon as administratively feasible following said termination.

Notwithstanding any provision to the contrary, and subject to Section 6.5 above, if the balance of a Participant’s In-Service subaccount at the time of a scheduled In-Service Account distribution is $10,000 or less, then the Participant shall be paid his or her benefits as a single lump sum.

6.7 Unforeseeable Emergency.

The Administrator may permit an early distribution of part or all of any deferred amounts; provided, however, that such distribution shall be made only if the Administrator, in its sole discretion, determines that the Participant has experienced an unforeseeable emergency. An unforeseeable emergency is defined as a severe financial hardship resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant’s property due to casualty or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. If an unforeseeable emergency is determined to exist, a distribution may not exceed the amounts necessary to satisfy such emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

Article 7 - Beneficiaries

7.1 Beneficiaries.

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan. Such designation shall be made on a form prescribed by the Administrator. Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation on a form prescribed by the Administrator. If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment) or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate. If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated on the applicable form. If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2 Lost Beneficiary.

(a) All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.

(b) If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited. Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1 Prohibition Against Funding.

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person. Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors. It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA. Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer. The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2 Deposits in Trust.

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan.

8.3 Indemnification of Trustee.

(a) The Trustee shall not be liable for the making, retention, or sale of any investment or reinvestment made by it, as herein provided, nor for any loss to, or diminution of, the Trust assets, unless due to its own negligence, willful misconduct or lack of good faith.

(b) Such Trustee shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Trustee in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Trustee. The Trustee is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

Article 9 - Claims Administration

9.1 General.

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2 Claims Procedure.

Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented. If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days of receipt of the claim that the claim has been denied. The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision. If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a) the specific reason or reasons for denial of the claim;

(b) a specific reference to the Plan provisions on which the denial is based;

(c) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d) an explanation of the provisions of this Article.

9.3 Right of Appeal.

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim. A request for reconsideration under this section must be filed by written notice within sixty (60) days after receipt by the claimant of the notice of denial under Section 9.2.

9.4 Review of Appeal.

Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal. Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary. In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments. After consideration of the merits of the appeal the

Administrator shall issue a written decision which shall be binding on all parties. The decision shall specifically state its reasons and pertinent Plan provisions on which it relies. The Administrator’s decision shall be issued within sixty (60) days after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up to sixty (60) days, provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial sixty (60) day period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.

9.5 Designation.

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article. Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1 Administrator.

(a) The Administrator is expressly empowered to limit the amount of compensation that may be deferred; to deposit amounts into trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b) The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c) The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator. The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2 No Assignment.

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this

Plan, except to such extent as may be required by law. If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3 No Employment Rights.

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder. Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4 Incompetence.

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments. Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5 Identity.

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained. The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law. Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6 Other Benefits.

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7 No Liability.

No liability shall attach to or be incurred by any manager of the Employer, Trustee or any Administrator under or by reason of the terms, conditions and provisions contained in this Plan, or for the acts or decisions taken or made thereunder or in connection therewith; and as a condition precedent to the establishment of this Plan or the receipt of benefits thereunder, or both, such liability, if any, is expressly waived and released by each Participant and by any and all persons claiming under or through any Participant or any other person. Such waiver and release shall be conclusively evidenced by any act or participation in or the acceptance of benefits or the making of any election under this Plan.

10.8 Expenses.

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.9 Insolvency.

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee. Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.10 Plan Amendment.

(a) Right to Amend. The Board of the Employer, by written instrument, shall have the right to amend the Plan at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest hereunder shall be bound by such amendment; provided, however, that no such amendment shall deprive the Participant or any beneficiary(s) of any rights accrued hereunder prior to the date of the amendment, including the right to receive the payment of his or her benefit upon a benefit entitlement event, or earlier as provided herein.

(b) Amendment Required by Law. Notwithstanding anything to the contrary, the Plan may be amended at any time, retroactively if required, if found necessary, in the opinion of the Board of the Employer, in order to ensure that the Plan is characterized as a non-tax- qualified plan of deferred supplemental retirement compensation maintained for members of a select group of management or highly compensated employees as described under Code Sections 451 and 409A, ERISA Sections 201(2), 301(a) (3) and 401 and to conform the Plan to the provisions and requirements of any applicable law including ERISA and the Code.

10.11 Plan Termination.

(a) Employer’s Right to Terminate Plan. Subject to applicable law, the Board of the Employer reserves the right, at any time, to terminate the Plan; provided however, that no such termination shall deprive the Participant or any beneficiary of a right accrued hereunder prior to the date of termination and provided that, upon termination, the Participant shall become fully and immediately vested in his or her Account and such Account shall be held in the Plan until an appropriate distribution event as provided by this Plan and Code Section 409A.

(b) Termination of Plan Upon Dissolution. Subject to applicable law, the Plan shall terminate automatically upon the dissolution of the Employer. No such termination shall deprive the Participant or beneficiary(s) of a right accrued hereunder prior to the date of termination and provided that, upon termination, the Participant shall become fully and immediately vested in his or her Account and such Account shall be held in the Plan until an appropriate distribution event as provided by this Plan and Code Section 409A.

(c) Termination of Plan Due to Change in Control. The Employer may decide in its discretion to terminate the Plan in the event a Change in Control (as defined in Section 10.12) and distribute all Participants Accounts within twelve (12) months of the effective date of the Change in Control as allowed by law. Any corporation or other business organization that is a successor to the Employer by reason of a Change in Control shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If within thirty (30) days from the effective date of the Change in Control such new entity does not become a party hereto, as above provided, the full amount of the Participant’s Account shall become immediately distributable to the Participant.

10.12 Change in Control.

Provided that such definition does not fail to comply with regulations to be issued by Treasury, a “Change in Control” of the Employer shall mean the first to occur of any of the following:

(a) the date that anyone person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b) the date that anyone person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty-five percent (35%) or more of the total voting power of the stock of the Employer;

(c) the date that anyone person or persons acting as a group acquires assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d) the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

10.13 Employer Determinations.

Any determinations, actions or decisions of the Employer (including but not limited to, Plan amendments and Plan termination) shall be made by the Board in accordance with its established procedures or by such other individuals, groups or organizations that have been properly delegated by the Board to make such determination or decision.

10.14 Construction.

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.15 Governing Law.

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the Delaware, other than its laws respecting choice of law.

10.16 Severability.

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein. If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.17 Headings.

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.18 Terms.

Capitalized terms shall have meanings as defined herein. Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

IN WITNESS WHEREOF, Cognizant Technology Solutions U.S. Corporation has caused this instrument to be executed by its duly authorized officer, effective as of this 5th day of August, 2005.

Cognizant Technology Solutions Corporation

By: /s/ Gordon Coburn

Title: Executive Vice President, Chief Financial Officer Treasurer and Secretary

ATTEST:

By: Steven Schwartz

Title: General Counsel